EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this May 15, 2024, by and between Varonis Systems, Inc., a Delaware corporation (“Varonis” or “Company”), and Yakov Faitelson (the "Employee"). This Agreement supersedes and replaces in all respects the Employment Agreement by and between Varonis and Employee, dated as of February 10, 2014 (the “Prior Agreement”). The parties desire to enter into this Agreement to state the terms and conditions of the Employee's engagement with the Company. In consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1. Engagement and Duties
1.1.As of May 20, 2024 (the "Effective Date"), the Employee shall be employed by the Company, in the position of Chief Executive Officer & President with global responsibilities, on the terms and conditions contained in this Agreement.
1.2.Employee shall be subject to the supervision and authority of, and shall report to, the Board of Directors of Varonis (the “Board of Directors”). The Employee shall allocate his time and efforts to the various locations of Varonis around the world as required by his position and reasonably requested by the Board of Directors.
1.3.Employee shall perform and discharge well and faithfully all duties that may be assigned to him by the Company from time to time. Employee shall use his best endeavors to promote the interests of the Company. Employee shall be required to devote his work time, energy, talent, working knowledge, experience and best efforts to the business and affairs of the Company and to the performance of his duties hereunder. Accordingly, Employee shall not assume, directly or indirectly, any additional professional obligations unrelated to the Company or its subsidiaries, whether or not such obligation is rendered for any gain, without the prior approval of the Company and in accordance with its terms. Employee shall use his best endeavors to protect the good name of the Company and shall not perform any act that may bring the Company into disrepute.
1.4.The Employee shall immediately notify the Company of any actual or potential personal interest in any of the Company’s business or of any conflict of interest that may arise with respect to his employment.
1.5.The Employee hereby undertakes to comply with all Company’s disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time (the "Rules"). This Agreement prevails to the extent of any inconsistency with the Rules.
1.6.By signing this Agreement, Employee consents that the information in this Agreement and any information concerning him gathered by the Company (including before the signing date of this Agreement), will be held and managed by the Company or on their behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information to third parties, (including to countries which have a different level of data protection than that existing in US), including affiliates, business partners or contractors/service providers. The Company undertakes that the information will be used and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management, compliance with law, and assessment of potential transactions, to the extent required while maintaining the Employee’s right to privacy. Some of the information provided by Employee to the Company is required to be provided under law, whereas other information is provided of the Employee's own free will and consent.
Additionally, Employee hereby agrees that the Company can use Employee’s photograph, voice, and any reproduction or simulation thereof, in the media (including social media) and advertisements, for legitimate Company purposes, such as marketing and employer branding.
1.7.By signing this Agreement, Employee agrees that the Company may monitor his use of its Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company’s legitimate business interests, all in accordance with the Company’s policy and guidelines as in force from time to time and subject to applicable law. For the purposes of this Section, the term "Systems" includes telephone, computers, computer system, internet server, electronic database and software, whether under the Employee's direct control or otherwise and including if are owned by the Employee and used to access Company’s resources. The Employee may use the Company’s Systems for reasonable personal use all subject to Company’s policy as in force from time to time.
1.8.By signing this Agreement, the Employee acknowledges that during execution of his employment duties he may have access to Personal Information (as defined below) of other employees and contractors of the Company, its affiliates and/or their clients and potential clients (“Clients”). Therefore, by signing this Agreement, the Employee hereby undertakes as follows: (i) the Employee will take all precautions to maintain the confidentiality and privacy of the Personal Information and to protect the Personal Information from unauthorized use or disclosure; (ii) the Employee shall act in accordance with Varonis policies and instructions with regard to the safekeeping of the Personal Information and shall keep all Personal Information only in the secured location (physical or electronic) that was designated for this purpose; (iii) the Employee shall access and reproduce the Personal Information only to the minimal extent necessary for the performance of his position in the Company; (iv) the Employee shall keep the Personal Information in confidence and disclose it only to those with a legitimate business need to know and who are under privacy and confidentiality restrictions not materially less restrictive than his own; (v) the Employee shall not allow anyone to access any Confidential and Personal Information on Varonis’ systems or premises using his credentials without his constant control and supervision; (vi) the Employee will immediately notify the Company’s security department (soc@varonis.com) if he becomes aware of any unauthorized use or breach of the Confidential and Personal Information, or passwords.
In this section, “Personal Information” means any and all information relating to an identified or identifiable natural person and any information related to that person.
1.9.As a condition precedent to the coming into force of this Agreement, the Employee shall execute the Confidential Information, Invention Assignment and Non-Competition Agreement attached hereto as Exhibit A (the "Proprietary Rights Agreement"). The Proprietary Rights Agreement shall survive the termination of this Agreement.
2.Salary
2.1.Employee shall be entitled to a total gross annual salary of USD 560,000 (the “Annual Salary”), which may be paid by the Company or its subsidiaries, as applicable.
2.2.The Annual Salary may be increased, but not decreased (other than pursuant to an across-the-board reduction that applies to all employees or solely to senior executives of the Company) in the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) or the Board of Directors.
2.3.The annual Salary shall be paid in 24 equal bi-monthly installments in accordance with the usual payroll practices of Varonis in effect from time to time.
2.4.All salary-based social benefits will be calculated based on the Annual Salary.
3.Annual Bonus. Employee shall have an annual discretionary target bonus opportunity equal to USD 440,000, to be paid, by the Company or its subsidiaries, as applicable, upon satisfaction of certain criteria established by the Compensation Committee or the Board of Directors and subject to the terms of any annual bonus plan established by the Compensation Committee or the Board of Directors governing such bonus opportunity (the “Annual Bonus”). The target of the Annual Bonus opportunity is determined annually in the discretion of the Compensation Committee or the Board of Directors.
4.Fringe and Social Benefits
4.1.Vacation Days. The Employee shall be entitled to a total of 24 vacation days per year, allocated to the Company or its subsidiaries, as applicable, during each 12 (twelve) months’ period of his employment, or a greater amount if required by law.

The Employee will make every effort to exercise his annual vacation; however, if the Employee is unable to utilize all the vacation days, he shall be entitled to accumulate the unused balance of the vacation days standing to his credit up to a maximum amount of two times the number of annual leave days available to the Employee as provided in this section above (the "Maximum Amount"). Any accumulation of vacation days, in excess of the Maximum Amount, requires the specific written consent of the relevant Company. Unused vacation days are not redeemable, except upon termination of employment in accordance with applicable law; however, any unused and accrued vacation days in excess of the Maximum Amount are not redeemable.
4.2.Welfare Benefits. While employed by Varonis, Employee will be entitled to participate, to the extent eligible thereunder, in all benefit plans and programs maintained from time to time for Varonis employees, including, without limitation, medical, dental and other benefits such as a 401(k) plan, in accordance with the terms thereof in effect from time to time, on a basis no less favorable than other senior management employees of Varonis. For purposes of clarification, nothing contained in this Agreement shall limit or otherwise affect the ability of Varonis to amend, terminate or otherwise modify any such benefit plan or program now or hereafter in existence in accordance with its terms and applicable law.
4.3.Expenses Reimbursement. The Employee shall be entitled to be reimbursed for all actual business expenses arising out of business travel, lodging and meals, subject to the Employee providing proper documentation and provided further that such business expenses have been approved in advance, all in accordance with Company’s applicable policy and procedures as shall be from time to time.
5.Allocation. Varonis and Varonis Systems Ltd. (a wholly owned subsidiary of Varonis) shall pay or provide their prorated portions of the Annual Salary, Annual Bonus and vacation days, based on the analysis of the relative contribution of The Employee to Varonis and Varonis Systems Ltd. The separate employment agreement between the Employee and Varonis Systems Ltd. shall apply to the respective prorated portion in accordance with its terms.
6.Taxes
All taxable compensation payable to the Employee for his employment with Varonis pursuant to this Agreement shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any US state or governmental body to be collected with respect to compensation paid by Varonis to Employee.
It is intended that (i) each installment of the payments provided under this Agreement with regard to Employee’s employment with Varonis, is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Employee participates during his employment with Varonis or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one (1) calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
7.Term of Employment
7.1.Employee's employment under this Agreement shall commence on the Effective Date and shall continue for an unfixed term until terminated by either party as set forth herein.
7.2.Each party may terminate this agreement by providing 90 days’ prior written notice to the other party (the "Notice Period"). To the extent the termination circumstances are covered under the Severance Plan executed between the parties, the Severance Plan shall govern.

7.3.During the Notice Period, the Employee shall continue to perform his duties to the Company, in accordance with Company’s instructions, until the expiration of the Notice Period, unless the Company instructs otherwise. Nevertheless, the Company shall have the right to terminate the Employee's employment (regardless of the initiator of the termination) without providing the Notice Period in whole or in part, by giving him notice together with payment in lieu of all or part of the Notice Period, as the case may be, according to law. In such case, the Employee's employment shall be deemed to have ceased on the date of the receipt of the notice from the Company.
7.4.Notwithstanding the above, the Company, by service of written notice upon the Employee, shall be entitled to terminate the employment hereunder with immediate effect where said termination is a Termination for Cause.
The term "Termination for Cause" shall have the meaning attributed to it in the Varonis Systems Severance Plan, attached as Exhibit C to this Agreement, as may be amended from time to time (the “Severance Plan”).
7.5.Upon the expiration or termination of this Agreement, and in accordance with Company’s instructions, the Employee shall help assure the smooth transfer of responsibilities to his successor, by coordinating with his successor and helping familiarize him with the Company and the nature of the employment.
7.6.Upon the termination of Employee’s employment for any reason, Employee shall resign each position that Employee then holds as an officer of either of the Company or as an officer or director of any of the Company’s subsidiaries. Employee’s execution of this Agreement shall be deemed the grant by Employee to the officers of the Company of a limited power of attorney to sign in Employee’s name and on Employee’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
8.The Exclusivity of the Agreement
8.1.This Agreement is personal and the terms and conditions of the employment shall be solely as set forth herein. The Employee hereby undertakes to keep the contents of this Agreement confidential and not to disclose the content of this Agreement to any third party without the prior written consent of the Company (except to Employee’s immediate family and tax or legal advisors). Violation of the provision of this Section by the Employee will be deemed material breach of this Agreement.
8.2.This Agreement, including its exhibits, is the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior understandings, agreements, covenants and discussions between them, oral or written, including, without limitation, the Prior Agreement, and is intended, to the extent allowed under applicable law, to override any statutory provisions related to the employment of the Employee by the Company.
9.Absence of Impediment
The Employee warrants, confirms and undertakes that he is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, that there is no contractual or other impediment to his entering into this Agreement and to his engagement by the Company and that in entering into this Agreement he is not in breach of any other agreement or obligation to which he is or was a party.
10.Miscellaneous
10.1.The Company shall be entitled to set-off any amount owed to the Company by the Employee, from any source whatsoever, from any amount owed by the Company to the Employee from any source whatsoever, to the extent allowed by applicable law.
10.2.The Company’s failure or delay in enforcing any of the provisions of this Agreement shall not in any way be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

10.3.This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware. The parties submit to the exclusive jurisdiction of the competent courts of Delaware in any dispute related to this Agreement.
10.4.Captions and paragraph headings used in this Agreement are for convenience only and shall not be used in the construction or interpretation thereof.
10.5.This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by the Company.
10.6.The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability. Without derogating from the foregoing, in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect due to the fact that it is over-broad or insufficiently limited in time, geography or else, the parties hereby authorize, to the maximum extent legally permissible, the tribunal interpreting such provision(s) to replace the invalid, illegal or unenforceable provision(s) with valid provision(s) the effect of which come as close as possible to that of the invalid, illegal or unenforceable provision(s). The validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected or impaired as a result of any provision contained in this Agreement being held invalid, illegal or unenforceable in any respect.

PLEASE READ THIS EMPLOYMENT AGREEMENT CAREFULLY AND RETURN IT SIGNED TO THE COMPANY.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement on the day and year set forth above.

Varonis Systems, Inc.	__/s/ Yakov Faitelson_____________
_/s/ Dana Shahar_______________	Yakov Faitelson
Dana Shahar
CHRO

Exhibit A
CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT
AND NON-COMPETITION UNDERTAKING

I, Yakov Faitelson, am employed by Varonis Systems, Inc., pursuant to an employment agreement to which this Confidential Information, Invention Assignment and Non-Competition Undertaking (“Undertaking”) is attached as Exhibit B (the “Agreement”).
As a condition of my employment with Varonis Systems, Inc., I undertake the following towards Varonis Systems, Inc. and its subsidiaries, affiliates, successors or assigns (together, the “Company”):
1.Confidential Information
A.Company Information. I agree at all times during the term of the Agreement and at any time thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company’s legal department, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, data bases, trade secrets as defined under the Defend Trade Secrets Act of 2016 (“Trade Secrets”) or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), any information about employment conditions, employees, contractors or services providers, recruitment and retention policies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information and information of any third-party person or entity that has entrusted information to the Company in confidence. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. If a particular aspect or portion of Confidential Information becomes subject to any of the foregoing exceptions, all other aspects or portions of such information shall remain subject to all of the conditions, provisions and terms contained in this Agreement. A combination or sequence of Confidential Information, taken as a whole, shall not be deemed within any of the foregoing exceptions merely because all or some of the individual parts of such combination or sequence of Confidential Information shall be subject to such exceptions.

I understand that nothing in this Agreement prohibits me from reporting possible violations of law to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of any applicable federal, state or other law or regulation. I further understand that I need not obtain prior authorization from the legal department or any other person or body within the Company to make any such reports or disclosures and I am not required to notify the Company of such reports or disclosures. Further, nothing herein prohibits me from reporting possible violations of Company policies through the internal mechanisms for properly reporting issues.

B.Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any confidential or proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

D.Survivability. I agree that the obligations set forth in this section are perpetual, and shall survive termination of my employment with the Company.

2.Inventions

A.Inventions Retained and Licensed. I have attached hereto, as Appendix C1, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets (trade secrets in summary form only) which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use, sub-license, and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B.Assignment of Inventions. I understand that the Company is engaged in the business of information security an unstructured data management software (the “Business”). I agree that the Company shall be the owner, automatically upon creation, of all right, title and interest in, to and under any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or Trade Secrets, whether or not patentable or registrable under patent, copyright or similar laws (“Inventions”), that are directly related to the Business and any ensuing rights, including all rights, powers, privileges and immunities arising thereunder or conferred thereby, and all applications for intellectual or industrial property that may hereinafter be filed for such Inventions in any jurisdiction, and all divisions, renewals and continuations thereof, and all registrations that may be granted thereon and all extensions and reissues thereof, together with any and all rights of priority relating to the Inventions and any registrations that may be granted thereon, expressly including the right to sue for past infringement (all the above together referred to as the “Company Inventions”).

I agree and undertake to: (i) promptly disclose to the Company in writing, sufficient to identify the Company’s Inventions in question, the creation or existence of all Company Inventions; and (ii) take such action, during the term of the Agreement and thereafter, as the Company may request, to evidence, transfer, vest or confirm the Company’s right, title and interest in and to the Company Inventions.
Should ownership in any of the Company Inventions, as a matter of law, not vest in the Company upon creation, then I undertake to assign and do hereby irrevocably and unconditionally assign to the Company, its successors, legal representatives and assigns all right, title and interest in, to and under the Company Inventions to the extent that I may have such rights, and I shall have no right whatsoever in, to and under the Company Inventions.
Notwithstanding the foregoing, nothing in this Agreement shall be construed to obligate me to assign to the Company any development which, in the sole judgment of the Company, reasonably exercised, (a)

is developed entirely on my own time, or (b) does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and provided that neither (a) nor (b) results from the use of premises, equipment, or resources owned or leased by the Company; provided, however, that I agree that I shall promptly disclose to the Company any such developments for the purpose of determining whether they qualify for such exclusion. I understand that, to the extent this Agreement is required to be construed in accordance with applicable laws which preclude a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 2B will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.
For the purposes of this Agreement, “Intellectual Property” shall mean all inventions, ideas, concepts, discoveries, innovations, and improvements, whether or not patentable, algorithms, binary code, brands, business methods, computer programs, computer software code (in any form), concepts, confidential information, firmware, composition of matter or materials, certification marks, collective marks, data, databases, database structure, designs, derivative works, documents, file layouts, formulae, goodwill, improvements, industrial design, information, integrated circuits, know-how, logos, manufacturing information, processes, and techniques, mask works, materials, methods, moral rights, original works of authorship (whether or not copyrightable), plans, processes, proprietary technology, reputation, research results, research records, semiconductor chips, service marks, specifications, systems, techniques, trade secrets, trademarks, trade names, trade styles, and technical information, and all intellectual property rights in all of the foregoing, including, but not limited to, patents, patent applications, patent rights, including, but not limited to, all continuations, continuations-in-part, divisions, reissues, re-examinations and extensions, and utility models, and all other intellectual property rights analogous to the foregoing anywhere in the world.
C.Waiver of rights. I hereby waive now and in the future, any claim to any right, moral rights, compensation or reward, that I may have in connection therewith. This clause also constitutes an express waiver of any rights I may have under 17 U.S.C. §106A of the U.S. Copyright Law.

D.Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others). The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
E.Protection and Registration of Company Inventions. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure and protect the Company’s rights in the Company Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries. I further covenant and agree that I will communicate to the Company, its successors, legal representatives and assigns, any facts known to me representing the Company Inventions, testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing, reissue and foreign applications, make all rightful oaths, and generally do everything possible to aid the Company, its successors, legal representatives and assigns, to obtain and enforce proper protection for the Company Inventions.

I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for the Company's Inventions, anywhere in the world, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents and their respective designees as my agent and attorney in fact (such appointment being coupled with an interest), to act for and in my behalf and stead to do any action and make any legal disposition in respect of the Company’s Inventions, including without limitation, to execute and file any documents, and generally do everything possible to ensure that the Company, its successors, legal representatives and assigns, obtain and enforce proper protection for the Company’s Inventions in all jurisdictions, including, but not limited to, evidencing inventorship, authorship, and ownership, all the foregoing with the same legal force and effect as if executed by me.
F.Survivability. I agree that the obligations set forth in this Section 2 are perpetual, and shall survive termination of my employment with the Company.

3.Conflicting Employment.

A.I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

B.Prior Relationships. Without limiting Section 3.A, I represent and warrant that I have no other agreements, relationships or commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

4.Returning Company Documents. I agree that following the termination of the Agreement, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items, including any and all Confidential Information, developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns.
5.Notification of New Employer. In the event that I leave the employ of the Company, I hereby undertake to notify my new employer about my rights and obligations under this Agreement.
6.Non-Solicitation. I agree that during my employment with the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company whether initiated by me or by the Company and for any reason, whether with or without cause, I shall not either directly or indirectly: (i) solicit, induce, recruit or encourage any of the Company's personnel to leave their employment or change the terms of their employment, or take away such personnel, or attempt to solicit, induce, recruit, encourage or take away personnel of the Company, either for myself or for any other person or entity; or (ii) solicit, hire, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any person or organization who is, or was within the preceding two years prior to termination of my employment, a customer or a supplier of the Company.

7.Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Appendix C2 hereto.
8.Non-competition. I shall not, during my employment with the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company whether initiated by me or by the Company and for any reason, whether with or without cause, directly or indirectly own an interest in, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person or organization that, competes with the Company anywhere in the world; provided that this undertaking shall not preclude me from owning a stock interest not greater than 2% in a publicly traded company. I further recognize and acknowledge that a breach of this Section 8 would cause the Company substantial non-revisable damages.
9.Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith. I acknowledge that my obligations under Sections 6 and 8 herein are reasonable in light of my position and duties within the Company, the nature of the Company's business, the unique and valuable resources that the Company will invest in my training and the fact that the compensation to which I am entitled under the Employment Agreement has been calculated to include special consideration for my undertakings in these Sections.
10.Acknowledgement. Executive acknowledges and agrees that: (i) the business in which the Company is engaged is intensely competitive, (ii) Executive’s employment by the Company will require Executive to have access to, and knowledge of confidential information, which is of vital importance to the success of the Company, (iii) the disclosure or improper use of any confidential information could place the Company at a serious competitive disadvantage and could do them serious damage, financial and otherwise, (iv) Executive will develop relationships with clients and business partners pursuant to this Agreement at the time and expense of the Company, and (v) by Executive’s training, experience and expertise, Executive’s services to the Company are extraordinary, special and unique. Executive agrees and acknowledges that each restrictive covenant in this Section 6 (including, for all purposes of this Section 6(e), each restrictive covenant contained in the Restricted Covenant Agreement) is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, including the protection and continuity of the business and goodwill of the Company, imposes no undue hardship on Executive, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction. Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement will be paid in consideration of the covenants contained in this Section 6, the sufficiency of which consideration is hereby acknowledged. If any provision of this Section 6 as applied to Executive or to any circumstance is adjudged by a court with competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 6. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. Executive agrees and acknowledges that the breach of this Section 6 will cause irreparable injury to the Company and upon breach of any provision of this Section 6, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by any court with competent jurisdiction without the need to prove the inadequacy of monetary damages or post a bond; provided, however, that this shall in no way limit any other remedies which the Company may have

(including, without limitation, the right to seek monetary damages). Each of the covenants in this Section 6 shall be construed as an agreement independent of any other provisions in this Agreement.

11.General Provisions

A.Governing Law; Consent to Jurisdiction. This Agreement will be governed by the laws of the State of Delaware. I hereby expressly consent to the jurisdiction of the competent courts of the State of Delaware for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B.Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. My undertakings hereunder are in addition to, and do not derogate from, any obligation to which I may be subject under applicable law or any Company policy or agreement.

C.Severability. The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability. Without derogating from the foregoing, in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect due to the fact that it is over-broad or insufficiently limited in time, geography or else, I hereby authorize, to the maximum extent legally permissible, the tribunal interpreting such provision(s) to replace the invalid, illegal or unenforceable provision(s) with valid provision(s) the effect of which come as close as possible to that of the invalid, illegal or unenforceable provision(s). The validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected or impaired as a result of any provision contained in this Agreement being held invalid, illegal or unenforceable in any respect.

D.Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its parent company, and their respective subsidiaries, affiliates, successors and assigns.

Date ____May 15, 2024_____    Signature _/s/ Yakov Faitelson_______________
Employee name: Yakov Faitelson

Varonis Systems, Inc. hereby agrees to and accepts the assignment of all rights in the Company Inventions.

_/s/ Dana Shahar___________________    __May 15, 2024____
Varonis Systems, Inc.    Date
Dana Shahar
CHRO

Appendix C1

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

•If no inventions or improvements – Please leave blank and sign below

•If there are inventions or improvements on your name please send in separate document / mail the Identifying Number or brief description.

     Additional Sheets Attached

Signature of Employee:     /s/ Yakov Faitelson

Print Name of Employee: Yakov Faitelson

Date: __May 15, 2024_______

Appendix C2
CONFLICT OF INTEREST GUIDELINES
It is the policy of Varonis (the "Company") to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the CEO of the Company and written approval for continuation must be obtained.
1.Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Confidential Information, Invention Assignment and Non-competition Agreement elaborates on this principle and is a binding agreement.)
2.Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
3.Participating in civic or professional organizations that might involve divulging confidential information of the Company.
4.Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.Initiating or approving any form of personal, social or sexual harassment of employees.
6.Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.Borrowing from or lending to employees, customers or suppliers.

8.Acquiring real estate of interest to the Company.
9.Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.
10.Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.Making any unlawful agreement with distributors with respect to prices.
12.Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.Engaging in any conduct which is not in the best interest of the Company.
Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.
The above is in addition to, and does not derogate from, any obligations each officer, employee and/or independent contractor may have under law, agreement or any other binding source.

Exhibit C

VARONIS SYSTEMS SEVERANCE PLAN